As filed with the Securities and Exchange Commission on October 15, 1997
                                                Registration No. 333-______


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                           ________________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             ________________

                        DURA PHARMACEUTICALS, INC.
          (Exact name of Registrant as specified in its charter)

         Delaware                           2834                 95-3645543
(State or other jurisdiction         (Primary Standard        (I.R.S. Employer
     of incorporation           Industrial Classification    Identification No.)
     or organization)                  Code Number)

             7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA 92121
                              (619) 457-2553
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              Cam L. Garner
             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        DURA PHARMACEUTICALS, INC.
             7475 Lusk Boulevard, San Diego, California 92121
                              (619) 457-2553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ________________

                                Copies to:

                             Faye H. Russell, Esq.
                          BROBECK, PHLEGER & HARRISON LLP
                        550 West "C" Street, Suite 1300
                          San Diego, California 92101
                                (619) 234-1966
                               ________________

         Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Title of Securities           Proposed Maximum                   Amount of
to be Registered          Aggregate Offering Price(1)        Registration Fee(1)
-------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share               $45,700,000                        $13,849
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and Rule 457(o) under the Securities Act of 1933.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

PROSPECTUS
----------

                           SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED OCTOBER 15, 1997

                              _______ Shares

                         DURA PHARMACEUTICALS, INC.

                              Common Stock
                       par value $0.001 per share
                            ________________

  This Prospectus relates to the public offering, which is not being underwritten, of ____________ shares of the Common Stock, par value $0.001 per share (the "Common Stock"), of Dura Pharmaceuticals, Inc. ("Dura" or the "Company"). All ____________ shares (the "Shares") may be offered by certain stockholders of the Company (the "Selling Stockholders") who received such Shares in connection with the exercise by Dura of its exclusive option (the "Purchase Option") to purchase all outstanding shares of the Callable Common Stock, par value $0.001 per share (the "Callable Common Stock"), of Spiros Development Corporation, a separately-owned Delaware corporation ("Spiros Corp.").

  The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq National Market ("Nasdaq"), in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

  None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than underwriting discounts and commissions and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Selling Stockholders."

  Dura Common Stock is traded on Nasdaq under the symbol "DURA." On October 13, 1997, the last sale price of Dura Common Stock as reported on the Nasdaq was $52 7/8 per share.

  The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."
                           ________________

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
         SEE "RISK FACTORS" ON PAGES 4 TO 10 FOR A DISCUSSION
OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                 OF THE COMMON STOCK OFFERED HEREBY.
                           ________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           _______________

          The date of this Prospectus is October __, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                         AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on Nasdaq, and information concerning the Company can be inspected at the offices of Nasdaq Operations, 1745 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996; (2) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (3) the Proxy Statement of the Company dated April 16, 1997 in connection with the Annual Meeting of Stockholders held on May 28, 1997; (4) the Current Reports of the Company on Form 8-K filed on May 22, 1997 and October 10, 1997; and (5) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on July 22, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into any such document). Requests for such documents should be submitted in writing to Mitchell R. Woodbury, Senior Vice President and General Counsel, at Dura Pharmaceuticals, Inc., 7475 Lusk Boulevard, San Diego, California 92121 or by telephone at (619) 457-2553.

                               TRADEMARKS

     ENTEX-R-, NASAREL-R- and NASALIDE-R- are registered trademarks of the Company. The Company claims a common law trademark right to Spiros-TM-. Ceclor-R-CD and Keftab-R- are registered trademarks of Eli Lilly and Company. Spinhaler-R- is a registered trademark of Fisons Limited. Turbuhaler-R- is a registered trademark of Astra Pharmaceuticals. Rotohaler-TM- is a trademark of Glaxo Wellcome, Inc.

                                 THE COMPANY

GENERAL

     Dura is a specialty respiratory pharmaceutical and pulmonary drug delivery company. Dura is engaged in developing and marketing prescription pharmaceutical products for the treatment of asthma, hay fever, chronic obstructive pulmonary disease ("COPD"), the common cold and related respiratory ailments, and is developing a pulmonary drug delivery system. Dura has strategically focused on the U.S. respiratory market because of its size and growth opportunities. The estimated size of the target market for antihistamines, asthma/rhinitis therapies, cough/cold preparations and anti-infectives in 1996 was approximately $9.5 billion. The size and fragmented nature of the market and the identifiable base of physician prescribers allow Dura to achieve significant market penetration with a specialized sales force. Dura currently markets 31 prescription products. It also has a separate mail service pharmacy, Health Script Pharmacy Services, Inc. ("Health Script"), which dispenses respiratory pharmaceuticals.

     Dura employs a dual marketing strategy utilizing its focused field sales force of over 300 people and dedicated managed care sales and marketing and national account groups that cover managed care organizations and retail pharmacy chains. Dura's field sales force targets a physician base that includes approximately 80,000 U.S. allergists, ear, nose, and throat specialists, pulmonologists and a selected subset of pediatricians and generalist physicians, who Dura believes collectively write a significant portion of respiratory pharmaceutical prescriptions. Dura believes that its field sales force calls on approximately one-half of the target physician base. Its managed care sales and marketing group concentrates on sales to large regional and national managed care organizations. Dura expects to continue expanding both the field sales force and the managed care sales and marketing group as warranted by market opportunities.

     This marketing strategy has allowed Dura to leverage its distribution capabilities by acquiring the rights to market additional prescription pharmaceutical products through acquisition, in-license or co-promotion arrangements. Since 1992, Dura has acquired 19 products targeted at the U.S. respiratory market. In September 1996, Dura acquired from Eli Lilly and Company ("Lilly") exclusive U.S. marketing rights to the antibiotics Keftab-R- and Ceclor-R-CD. Dura began marketing Keftab in September 1996, and launched Ceclor CD in October 1996.

     In May 1997, Dura acquired from Syntex (USA) Inc. and other members of the Roche Group (collectively, "Syntex") the exclusive U.S. rights to the intranasal steroid products Nasarel-R- and Nasalide-R-. The U.S. market for intranasal steroids for the treatment of perennial and allergic rhinitis was approximately $700 million in 1996, and has averaged 24% growth over the last two years. Dura believes that this acquisition complements its existing strategy because the products fit within its respiratory focus while adding a new respiratory category, nasal steroids, to its product portfolio. In addition, Dura believes that it will be able to further leverage its field sales force by offering these new products to high-prescribing physicians during sales calls. A portion of the revenues from these products is being utilized to fund the expansion of Dura's existing field sales force.

     Another key component of Dura's strategy is to develop the Spiros-TM-pulmonary drug delivery system ("Spiros"). Spiros is being designed to aerosolize pharmaceuticals in dry powder formulations for delivery to the lungs while providing certain advantages over other currently-used methods of pulmonary drug delivery. The Company has a three-level development program for Spiros which entails (i) developing, on behalf of Spiros Development Corporation II, Inc. ("Spiros Corp. II"), certain drug applications for use in Spiros, including in the near-term albuterol, beclomethasone and ipratropium, three of the pharmaceutical agents most frequently prescribed to treat respiratory conditions, (ii) licensing Spiros primarily to pharmaceutical companies, including Mitsubishi Chemical Corporation, Fujisawa
Pharmaceuticals Co., Ltd. and Trega Biosciences, Inc., generally for use with certain of their proprietary respiratory products, and (iii) developing Spiros, generally in collaboration with third parties, for the systemic delivery of compounds, including certain proteins and peptides, through the lungs for respiratory and non-respiratory indications as an alternative to current invasive delivery techniques.

     In March 1997, Dura completed patient dosing in long-term and short-term pivotal clinical trials that, along with earlier studies, are intended to serve as the basis for filing a New Drug Application ("NDA") by Dura in November 1997 seeking U.S. Food and Drug Administration ("FDA") approval to market albuterol in the Spiros cassette system. Dura has also filed an Investigational New Drug ("IND") Application for U.S. studies on beclomethasone in the Spiros cassette system. In the first quarter of 1997, clinical trials of beclomethasone in the U.S. commenced under this IND Application. In addition, Dura has performed powder formulation work with the peptide drug salmon calcitonin which, in a clinical trial, demonstrated the ability to develop macromolecule aerosol powder formulation and achieved systemic delivery using the Spiros technology.

                              RECENT DEVELOPMENTS


     In the third quarter of 1997, Dura issued $287.5 million principal amount of 3-1/2% Convertible Subordinated Notes due 2002 (the "Notes"). The Notes are convertible, at the option of the holder, into shares of the Company's Common Stock at any time prior to maturity or redemption at a conversion price of $50.635 per share, subject to adjustment under certain conditions. Interest is payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 1998.

     On October 10, 1997, Dura and Spiros Corp. II filed a registration statement on Forms S-1/S-3 with the Commission to cover a proposed public offering of units (the "Units"), each Unit consisting of one share of the Callable Common Stock of Spiros Corp. II, par value $0.001 per share, and one warrant to purchase one-fourth of one share of Dura Common Stock.

     Dura was incorporated under the laws of California in 1981 and reincorporated in Delaware in 1997. The Company's principal executive offices are located at 7475 Lusk Boulevard, San Diego, California 92121. Its telephone number is (619) 457-2553.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

REDUCTION IN GROSS MARGINS

     There is no proprietary protection for most of the products sold by the Company and substitutes for such products are sold by other pharmaceutical companies. The Company expects average selling prices for many of its products to decline over time due to competitive and reimbursement pressures. While the Company will seek to mitigate the effect of this decline in average selling prices, there can be no assurance that the Company will be successful in these efforts.

THIRD-PARTY REIMBURSEMENT; PRICING PRESSURES

     The Company's commercial success will depend in part on the availability of adequate reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. There can be no assurance that reimbursement will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient to realize an appropriate return on the Company's investment in product acquisition, in-licensing and development. The market for the Company's products may be limited by actions of third-party payers.
For example, many managed health care organizations are now controlling the pharmaceuticals that are on their formulary lists. The resulting competition among pharmaceutical companies to place their products on these formulary lists has created a trend of downward pricing pressure in the industry. In addition, many managed care organizations are pursuing various ways to reduce pharmaceutical costs and are considering formulary contracts primarily with those pharmaceutical companies that can offer a full line of products for a given therapy sector or disease state. There can be no assurance that the Company's products will be included on the formulary lists of managed care organizations or that downward pricing pressure in the industry generally will not negatively impact the Company's operations.

DEPENDENCE ON ACQUISITION OF RIGHTS TO PHARMACEUTICAL PRODUCTS

     The Company's strategy for growth is dependent, in part, upon acquiring, in-licensing and co-promoting pharmaceuticals targeted primarily at allergists, ENTs, pulmonologists and a selected subset of pediatricians and generalist physicians. Other companies, including those with substantially greater resources, are competing with the Company for the rights to such products. There can be no assurance that the Company will be able to acquire, in-license or co-promote additional pharmaceuticals on acceptable terms, if at all. The failure of the Company to acquire, in-license, co-promote, develop or market commercially successful pharmaceuticals would have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company, once it has obtained rights to a pharmaceutical product and committed to payment terms, will be able to generate sales sufficient to create a profit or otherwise avoid a loss.

DEVELOPMENT RISKS ASSOCIATED WITH SPIROS

     Spiros will require significant additional clinical studies and product development. There can be no assurance that development of Spiros will be completed successfully, that Spiros will not encounter problems in clinical trials that will cause the delay or suspension of such trials, that current or future testing will show Spiros to be safe or efficacious or that Spiros will receive regulatory approval. In addition, regulatory approvals will have to be obtained for each drug to be delivered through the use of Spiros prior to commercialization. Moreover, even if Spiros does receive regulatory approval, there can be no assurance that Spiros will be commercially successful, have all of the patent and other protections necessary to prevent competitors from producing similar products and not infringe on patent or other proprietary rights of third parties. The failure of Spiros to receive timely regulatory approval and achieve commercial success would have a material adverse effect on the Company.

RISKS ASSOCIATED WITH RECENT ACQUISITIONS

     In September 1996, the Company acquired from Lilly the exclusive U.S. rights to market and distribute Keftab and Ceclor CD and entered into a manufacturing agreement with Lilly which terminates in certain circumstances. In May 1997, the Company acquired from Syntex the exclusive U.S. rights to the intranasal steroid products Nasarel and Nasalide. Any interruption in the supply of these products due to regulatory or other causes could result in the inability of the Company to meet demand and could have a material adverse impact on the Company.

     The Company has limited experience in marketing antibiotic products, such as Keftab and Ceclor CD, and steroid products, such as Nasarel and Nasalide. Ceclor CD was not previously marketed to physicians prior to its October 1996 launch by the Company, and no assurance can be given that the Company will be able to continue to successfully compete with currently available products. Failure to successfully market and sell Keftab, Ceclor CD, Nasarel or Nasalide would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is currently considering transferring a substantial portion of its recently acquired product rights to foreign subsidiaries. Risks inherent in having assets in foreign subsidiaries include those relating to political and economic instability and the burden of complying with a wide variety of complex foreign laws and treaties.

CUSTOMER CONCENTRATION; CONSOLIDATION OF DISTRIBUTION NETWORK

     The distribution network for pharmaceutical products has in recent years been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market and the number of independent drug stores and small chains has decreased. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses thereby stimulating product returns to the Company. Further consolidation or financial difficulties could also cause customers to reduce their inventory levels, or otherwise reduce purchases of the Company's products which could result in a material adverse effect on the Company's business, financial condition or results of operations.

     The Company's principal customers are wholesale drug distributors and major drug store chains. For the first six months of 1997, four wholesale customers individually accounted for 20%, 18%, 17% and 14% of sales. For 1996, three wholesale customers individually accounted for 17%, 14% and 13% of sales. Two wholesale customers individually accounted for 16% and 11% of 1995 sales, and three wholesale customers individually accounted for 21%, 14% and 12% of 1994 sales. The loss of any of these customers could have a material adverse effect upon the Company's business, financial condition or results of operations.

SEASONALITY AND FLUCTUATING QUARTERLY RESULTS

     Historically, as a result of the winter cold and flu season, industry-wide demand for respiratory products has been stronger in the first and fourth quarters than in the second and third quarters of the year. In addition, variations in the timing and severity of the winter cold and flu season have influenced the Company's results of operations in the past. While the growth and productivity of the Company's sales force and the introduction by the Company of new products have historically mitigated the impact of seasonality on the Company's results of operations, recent product acquisitions by the Company, especially Keftab and Ceclor CD, which are used to treat respiratory infections, are likely to increase the impact of seasonality on the Company's results of operations. No assurances can be given that the Company's results of operations will not be materially adversely affected by the seasonality of product sales.

COMPETITION

     Many companies, including large pharmaceutical firms with financial and marketing resources and development capabilities substantially greater than those of the Company, are engaged in developing, marketing and selling products that compete with those offered or planned to be offered by the Company. The selling prices of such products typically decline as competition increases. Further, other products now in use or under development by others may be more effective than the Company's current or future products. The industry is characterized by rapid technological change, and competitors may develop their products more rapidly than the Company. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of the Company's products. The Company believes that competition among both prescription pharmaceuticals and pulmonary drug delivery systems aimed at the respiratory infection, allergy, cough and cold, and asthma and COPD markets will be based on, among other things, product efficacy, safety, reliability, availability and price.

     There are at least 25 other companies in the U.S. that are currently engaged in developing, marketing and selling respiratory pharmaceuticals. Additionally, there are at least 10 companies currently involved in the development, marketing or sales of dry powder pulmonary drug delivery systems. There are two types of dry powder inhalers ("DPIs") currently in commercial use worldwide. In the U.S., only individual dose DPIs currently are marketed, including the Rotohaler-TM- (developed and marketed by Glaxo Wellcome, Inc.) and the Spinhaler-R- (developed and marketed by Fisons Limited). The Turbuhaler-R- (developed and marketed by Astra Pharmaceuticals), a multiple dose DPI, is the leading DPI in worldwide sales. In June 1997, the FDA approved the first Turbuhaler product, the Pulmicort Turbuhaler, for marketing in the United States.

DEPENDENCE ON THIRD PARTIES

     The Company's strategy for development and commercialization of certain of its products is dependent upon entering into various arrangements with corporate partners, licensors and others and upon the subsequent success of these partners, licensors and others in performing their obligations. There can be no assurance that the Company will be able to negotiate acceptable arrangements in the future or that such arrangements or its existing arrangements will be successful. In addition, partners, licensors and others may pursue alternative technologies or develop alternative compounds or drug delivery systems either on their own or in collaboration with others, including the Company's competitors. The Company has limited experience manufacturing products for commercial purposes and currently does not have the capability to manufacture its pharmaceutical products and therefore is dependent on contract manufacturers for the production of such products for development and commercial purposes. The manufacture of the Company's products is subject to current Good Manufacturing Practice ("cGMP") regulations prescribed by the FDA. The Company relies on a single manufacturer for each of its products. In the event that the Company is unable to obtain or retain third-party manufacturing, it may not be able to commercialize its products as planned. There can be no assurance that the Company will be able to continue to obtain adequate supplies of such products in a timely fashion at acceptable quality and prices. Also, there can be no assurance that the Company will be able to enter into agreements for the manufacture of future products with manufacturers whose facilities and procedures comply with cGMP and other regulatory requirements. The Company's current dependence upon others for the manufacture of its products may adversely affect future profit margins, if any, on the sale of those products and the Company's ability to develop and deliver products on a timely and competitive basis.


LIMITED MANUFACTURING EXPERIENCE AND RELIANCE ON THIRD PARTIES

     The Company's principal manufacturing facility is intended to be used to formulate, mill, blend and manufacture drugs to be used with Spiros, pending regulatory approval. The Company's manufacturing facility must be registered with and licensed by various regulatory authorities and must comply with cGMP requirements prescribed by the FDA and the State of California. The Company is currently expanding its facilities to provide additional manufacturing capabilities. The Company will need to significantly scale up its current manufacturing operations and comply with cGMPs and other regulations prescribed by various regulatory agencies in the United States and other countries to achieve the prescribed quality and required levels of production of such products and to obtain marketing approval. Any failure or significant delay in the validation of or obtaining a satisfactory regulatory inspection of the new facility or failure to successfully scale up could have a material adverse effect on the Company's ability to manufacture products in connection with Spiros. Dura intends to utilize third parties to produce components of and assemble the Spiros aerosol generator. Such third parties have only produced limited quantities of components and assembled generators and will be required to significantly scale up their activities. There can be no assurance that such third parties will be successful in completing these activities in a timely manner or can meet cGMP requirements. Any failure or delay in the scale up of aerosol generator manufacturing would have a material adverse effect on the ability of the Company to manufacture Spiros products.

MANAGING GROWTH OF BUSINESS

     The Company has experienced significant growth as total revenues increased 58% in fiscal 1995, 102% in fiscal 1996, and 126% for the first six months of 1997, as compared to prior periods, primarily as a result of the acquisition or in-licensing of additional respiratory pharmaceutical products. During fiscal 1997, the Company executed an agreement relating to the acquisition of the rights to the Nasarel and Nasalide products. During fiscal 1996, the Company executed agreements relating to the acquisition of the rights to the Entex, Ceclor CD and Keftab products. During fiscal 1995, the Company executed three agreements relating to the acquisition, in-licensing and co-promotion of products and acquired Health Script. Due to the Company's emphasis on acquiring and in-licensing respiratory pharmaceutical products, the Company anticipates that the integration of the recently acquired businesses and products, as well as any future acquisitions, will require significant management attention and expansion of its sales force. The Company's ability to achieve and maintain profitability is based on management's ability to manage its changing business effectively.

UNCERTAINTY OF PROFITABILITY; NEED FOR ADDITIONAL FUNDS

     The Company has experienced significant operating losses in the past, and, at June 30, 1997, the Company's accumulated deficit was $60.9 million. Although the Company achieved profitability on an annual basis in 1996 and in the first six months of 1997, there can be no assurance that revenue growth or profitability will continue on an annual or quarterly basis in the future. In addition, any exercise of the Purchase Option and the currently proposed $75.0 million contribution to Spiros Corp. II will result in significant, non-recurring charges to earnings in the period such transactions are completed. The acquisition and in-licensing of products, the expansion of the Company's sales force in response to acquisition and in-licensing of products, the maintenance of the Company's existing sales force, the upgrade and expansion of its facilities, continued pricing pressure and the exercise of the Purchase Option, as well as funds that the Company, at its option, may provide for Spiros development or to acquire Spiros technology, both internally and through Spiros Corp. II, will require the commitment of substantial capital resources and may also result in significant losses. Depending upon, among other things, the acquisition and in-licensing opportunities available, the Company may need to raise additional funds for these purposes. The Company may seek such additional funding through public and private financing, including equity or debt financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or suspend some or all of its product acquisition and in-licensing programs, the upgrade and expansion of its facilities and further development of Spiros. The Company anticipates that its existing capital resources, together with cash expected to be generated from operations and available bank borrowings, should be sufficient to finance its current operations and working capital requirements through at least 12 months following the date of this prospectus.

GOVERNMENT REGULATION; NO ASSURANCE OF FDA APPROVAL

     Development, testing, manufacturing and marketing of pharmaceutical products, including drug delivery systems, are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The process of obtaining FDA approval of pharmaceutical products and drug delivery systems is costly and time-consuming. Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance. Marketing of drug delivery systems also requires FDA approval, which can be costly and time consuming to obtain. The Company will need to obtain a separate regulatory approval for each Spiros drug delivery system. The Company expects to submit an abbreviated NDA called a 505(b)(2) application for the use of albuterol and other drugs with the Spiros system. No assurances can be given that all of the Company's drugs identified for development with Spiros will be suitable for, or approved under, abbreviated application procedures. Certain abbreviated application procedures have been the subject of petitions filed by brand name manufacturers which seek changes in the FDA's approval process for such abbreviated applications. These requested changes include, among other things, disallowance of the use by an applicant of an abbreviated application with data considered proprietary by the original manufacturer that was submitted to the FDA as part of an original NDA. The Company is unable to predict at this time whether the FDA will make any changes to its abbreviated application procedures as a result of such petitions or the effect that such changes or challenges may have on the Company. There can be no assurance that the pharmaceutical products currently in development, or those products acquired or in-licensed by the Company, will be approved by the FDA. In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not involve delays caused by the FDA's request for additional information or testing that could adversely affect the time to market and sale of the products. For both currently marketed and future products, failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.

    The Company, on behalf of Spiros Corp. II, plans to submit an NDA for an albuterol based product (the "Albuterol Product"), in November 1997. The FDA may determine to reject the Company's NDA at any time within 60 days of submission based on a determination that the NDA is incomplete or that additional information is required prior to consideration of the NDA. Prior to the FDA's approval of an Albuterol Product the Company will be required to complete an ongoing open label study with respect to the Albuterol Product. Since completion of the pivotal trials, the Company has made, and is proposing to make, a number of additional modifications to the Spiros system, some of which address problems encountered with the mechanical features of the Spiros delivery system during the pivotal trials. These changes are intended to improve the reliability, performance, manufacturability, and customer acceptance of the mechanical features of the Spiros delivery system. The Company expects that it will be required to complete testing and validation pursuant to cGMP requirements of the Spiros system as modified for commercial distribution, which could be costly and time-consuming. There can be no assurance that the FDA will not require the Company to undertake further laboratory testing, field testing and/or clinical studies in order to ensure the safety and effectiveness of the Albuterol Product intended to be commercialized by the Company and to ensure that it can be reliably manfactured. If a proposed change is deemed to be a major modification by the FDA, the Company could be required to repeat one or more of the clinical studies. Moreover, because of the time necessary to validate the changes to the Spiros system, there can be no assurance that the Company will be prepared for any FDA preapproval inspection of the Company's manufacturing facilities in a timely manner. If the Company is required to undertake additional laboratory testing and/or clinical studies or to postpone the preapproval inspection, or if the Company fails to complete the open label study in a timely manner, the Company could receive a non-approval letter and, in any event, there could be a substantial delay in completion of the approval process. FDA approval to market the Albuterol Product could take several months to several years, or approval may ultimately be denied.

     The FDA is required to conduct biennial inspections of drug manufacturing establishments. Since the planned NDA submission for the Albuterol Product will be the Company's first for a Spiros product, the FDA will inspect the Company's manufacturing facility as part of the review process. The Company may also be subject to State of California inspection. There can be no assurance that the Company will be able to satisfy such inspections in a timely manner, if at all.

     In addition, changes in regulations could have a material adverse effect on the Company. The FDA is continuing an evaluation of the effectiveness of all drug products containing ingredients marketed prior to 1962 (the year of enactment of the "Drug Amendments of 1962" to the Federal Food, Drug and Cosmetic Act) as part of its Drug Efficacy Study Implementation ("DESI") program and will determine which drugs are considered "new drugs" requiring approval through a New Drug Application ("NDA") for marketing. A Policy Guide (CPG 440.100) issued by the FDA indicates that the FDA will implement procedures to determine whether the new drug provisions are applicable to existing products. This Policy Guide requires that products covered by paragraph B not be similar or related to any drug included in the DESI program, or have a different formulation or conditions for use than products marketed before November 13, 1984. If a final determination is made that a particular drug requires an approved NDA, such approval will be required for marketing to continue. If such a determination is made, the FDA might impose various requirements; for example, it might require that the current product be the subject of an approved NDA, that the product be reformulated and an NDA approval be obtained, that the product must be sold on an over-the-counter basis rather than as a prescription drug or that the product must be removed from the market. The Company believes that nine of its prescription pharmaceutical products may be covered by paragraph B of the Policy Guide and is aware that one of its products may be considered to be similar or related to a DESI drug. Also, it is not aware of evidence to substantiate that three of its products have the same formulation or conditions for use as products marketed before November 13, 1984. There can be no assurance as to which regulatory course the FDA will follow, if any, with respect to many of the Company's pharmaceutical products or whether the Company will be able to obtain any approvals that the FDA may deem necessary. If any negative actions are taken by the FDA, such actions could have a material adverse effect on the Company's business. Health Script is subject to regulation by state regulatory authorities, principally state boards of pharmacy. In addition, Health Script is subject to regulation by other state and federal agencies with respect to reimbursement for prescription drug benefits provided to individuals covered primarily by publicly-funded programs.

PATENTS AND PROPRIETARY RIGHTS; UNPREDICTABILITY OF PATENT PROTECTION

     The Company's success will depend in part on its ability to obtain patents on current or future products or formulations, defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and abroad. However, only six of the pharmaceuticals currently marketed by the Company are covered by patents. The Company also has licenses or license rights to certain other U.S. and foreign patent and patent applications. There can be no assurance that patents, U.S. or foreign, will be obtained, or that, if issued or licensed to the Company, they will be enforceable or will provide substantial protection from competition or be of commercial benefit to the Company or that the Company will possess the financial resources necessary to enforce or defend any of its patent rights. Federal court decisions establishing legal standards for determining the validity and scope of patents in the field are in transition. There can be no assurance that the historical legal standards surrounding questions of validity and scope will continue to be applied or that current defenses as to issued patents in the field will offer protection in the future. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of proprietary rights of third parties. If any of the Company's products are found to infringe upon patents or other rights owned by third parties, the Company could be required to obtain a license to continue to manufacture or market such products. There can be no assurance that licenses to such patent rights would be made available to the Company on commercially reasonable terms, if at all. If the Company does not obtain such licenses, it could encounter delays in marketing affected products while it attempts to design around such patents or it could find that the development, manufacture or sale of products requiring such licenses is not possible. The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or that the patents underlying such licenses will be valid and enforceable.

PRODUCT LIABILITY AND RECALL

     The Company faces an inherent business risk of exposure to product liability claims in the event that the testing, manufacturing, marketing or use of its technologies or products is alleged to have resulted in adverse effects. Such risks will exist even with respect to those products that receive regulatory approval for commercial sale. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company currently has limited product liability insurance; however, there can be no assurance that the Company will be able to maintain such insurance, that such insurance can be maintained on acceptable terms or that the level or breadth of any insurance coverage will be sufficient to fully cover potential claims. There can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim or recall would not materially and adversely affect the business or financial condition of the Company.

ATTRACTION AND RETENTION OF KEY PERSONNEL

     The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might impede the achievement of development objectives. Recruiting and retaining management and operational personnel and qualified scientific personnel to perform research and development work will also be critical to the Company's success. Although the Company believes that it is adequately staffed in key positions and that it will be successful in attracting and retaining skilled and experienced management, operational and scientific personnel, there can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition among numerous pharmaceutical companies, universities and research institutions for such personnel. The loss of the services of key scientific, technical and management personnel could have a material adverse effect on the Company, especially in light of the Company's recent significant growth.


ABILITY TO SERVICE INDEBTEDNESS

     In the third quarter of 1997, the Company issued $287.5 million principal amount of 3-1/2% Convertible Subordinated Notes due 2002. There can be no assurance that the Company will have the necessary funds available to pay the interest on the principal of the Notes or that the Notes will be able to be refinanced. Any inability to service the obligation in respect to the Notes could have a material adverse effect on the Company and the market value of the Common Stock.

CHANGE IN CONTROL

     Certain provisions of the Company's charter documents and terms relating to the acceleration of the exercisability of certain warrants and options relating to the purchase of such securities by the Company in the event of a change in control may have the effect of delaying, deferring or preventing a change in control of the Company, thereby possibly depriving stockholders of receiving a premium for their shares of the Common Stock. In addition, upon certain circumstances resulting in a change in control under the terms of the Notes ("Change of Control"), the Company will be required to offer to purchase for cash all of the outstanding Notes at a purchase price of 100% of the principal amount thereof, plus accrued but unpaid interest through a date that is 30 business days after the Company's notice of the occurrence of such Change of Control. This Change in Control purchase feature of the Notes may in certain circumstances have an anti-takeover effect. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to repurchase all Notes tendered by the holders thereof and to repay other indebtedness that may become due as a result of any Change in Control.

VOLATILITY OF COMPANY STOCK PRICE

     The market prices for securities of emerging companies, including the Company, have historically been highly volatile. Future announcements concerning the Company or its competitors may have a significant impact on the market price of the Common Stock. Such announcements might include financial results, the results of testing, technological innovations, new commercial products, changes to government regulations, government decisions on commercialization of products, developments concerning proprietary rights, litigation or public concern as to safety of the Company's products.

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends on its Common Stock. In accordance with a bank loan agreement, the Company is prohibited from paying cash dividends without prior bank approval. The Company currently anticipates that it will retain all available funds for use in its business and does not expect to pay any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

     Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results in the future could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

                           SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October __, 1997 by each Selling Stockholder. Except as otherwise indicated in this Prospectus, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The numbers set forth in the column "Number of Shares Being Offered" below constitute all of the Shares that each Selling Stockholder may distribute in the offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares and the table below assumes the sale of all Shares held by each Selling Stockholder. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered by the Selling Stockholders are those that will be acquired from the Company if the Company exercises its Purchase Option to acquire all of the Callable Common Stock of Spiros Corp. The Callable Common Stock was originally issued to the Selling Stockholders in a private placement transaction pursuant to a Purchase Agreement dated as of December 29, 1995 (the "Agreement"). The Company, in conjunction with Spiros Corp., sold 933,334 Units at a purchase price of $30 per Unit. Each Unit consists of one share of Callable Common Stock and one Series S Warrant. The Series S Warrants are exercisable for 2.4 shares of Dura Common Stock at an exercise price of $19.47 per share. Spiros Corp. also has granted options to purchase 128,000 shares of Callable Common Stock, pursuant to the Spiros Development Corporation 1996 Stock Option Plan. All of these shares of Callable Common Stock underlying the currently outstanding options are also being registered hereunder.

     Pursuant to the terms of its Purchase Option, the Company may elect to issue the Shares in payment of the Purchase Option exercise price. The aggregate number of Shares delivered to each Selling Stockholder in payment of the Purchase Option exercise price will be determined by multiplying the total number of shares of Callable Common Stock held by such Selling Stockholder by a fraction, the numerator of which is $46.88 and the denominator of which is the average daily closing price of the Company's Common Stock as reported on Nasdaq for the 20 trading days immediately preceding the date of Dura's notice to the selling stockholders of its intent to exercise the Purchase Option.

     Pursuant to the Agreement, the Company agreed that in the event it elected to issue the Shares in payment of the Purchase Option exercise price, it would file with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares. The Shares may be resold by the Selling Stockholders from time to time at prevailing prices on Nasdaq, in the over-the-counter market, in privately-negotiated transactions or a combination of such methods. The Company has also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant hereto.



                                                    Shares Beneficially        Number of           Shares Beneficially
                                                        Owned Prior          Shares Being                 Owned
Names and Addresses                                 to Offering(1)(2)           Offered             After Offering(1)(2)
-------------------                                 -------------------      ------------          ---------------------
                                                    Number     Percent                              Number      Percent
                                                    ------     -------                              ------      -------
Biotechnology Investments Limited                                     %                                                %
  St. Julian's Court
  St. Peter Port
  Guernsey, Channel Islands
Domain Partners III, L.P.                                             %                                                %
  c/o Domain Associates
  One Palmer Square
  Princeton, New Jersey  08542
DP III Associates, L.P.                                               %                                                %
  c/o Domain Associates
  One Palmer Square
  Princeton, New Jersey 08542
The Charles Schwab Trust Company,                                     %                                                %
  Trustee for the Dura Pharmaceuticals, Inc.
  Deferred Compensation Plan
  1 Montgomery Street, 7th Floor
  San Francisco, California  94104
Elan International Services Limited                                   %                                                %
  102 St. James Court
  Flatts Smiths, FLO4
  Bermuda
G.T. Global Health Care Fund
  c/o G.T. Capital Management
  50 California Street, 27th Floor
  San Francisco, CA  94111
H&Q Healthcare Investors                                              %                                                %
  c/o Hambrecht & Quist Capital Management, Inc.
  50 Rowes Wharf
  Boston, MA  02110-3328
H&Q Life Sciences Investors                                           %                                                %
  c/o Hambrecht & Quist Capital Management, Inc.
  50 Rowes Wharf
  Boston, Massachusetts 02110-3328
The Global Health Sciences Fund                                       %                                                %
  c/o Invesco Trust Company
  7800 East Union Avenue, Suite 800
  Denver, Colorado 80237
New Enterprise Associates VI, Limited Partnership                     %                                                %
  1119 St. Paul Street
  Baltimore, Maryland 21202
S-E-Bankens Lakemedelsfonden, Stockholm                               %                                                %
  Regeringsgatan 45
  ST R2
  S 106 40 Stockholm, Sweden
S-E-Banken Luxembourg S.A.                                            %                                                %
  P.O. Box 487
  L-2014 Luxembourg
Weiss Peck & Greer, LLC                                               %                                                %
  One New York Plaza, 30th Floor
  New York, New York  10004-1950



                                                    Shares Beneficially        Number of           Shares Beneficially
                                                        Owned Prior          Shares Being                 Owned
Names and Addresses                                 to Offering(1)(2)           Offered             After Offering(1)(2)
-------------------                                 -------------------      ------------          ---------------------
                                                    Number     Percent                              Number      Percent
                                                    ------     -------                              ------      -------
Robert Whitehead                                                      %                                                %
  c/o Trega Biosciences, Inc.
  3550 General Atomics Court
  San Diego, California 92121
Charles Prettyman                                                     %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Robert Schultz                                                        %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Clyde Witham                                                          %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Chet Damecki                                                          %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
David Kabakoff                                                        %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Alain Schreiber                                                       %                                                %
  c/o Vical Incorporated
  9373 Towncenter Drive, Suite 100
  San Diego, California 92121
Kathleen Heffernan                                                    %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Malcolm Hill                                                          %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Mark Mugerditchian                                                    %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Richard Poser                                                         %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Bob Eisele                                                            %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121



                                                    Shares Beneficially        Number of           Shares Beneficially
                                                        Owned Prior          Shares Being                 Owned
Names and Addresses                                 to Offering(1)(2)           Offered             After Offering(1)(2)
-------------------                                 -------------------      ------------          ---------------------
                                                    Number     Percent                              Number      Percent
                                                    ------     -------                              ------      -------

Bernie Greenspan                                                      %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Kenn Garrett                                                          %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Nick Licato                                                           %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Gary Ward                                                             %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121
Andy Williams                                                         %                                                %
  c/o Dura Pharmaceuticals, Inc.
  7475 Lusk Boulevard
  San Diego, California 92121

*    Less than 1%.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned.
(2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).


                               ISSUANCE OF SHARES

     The Shares may be issued in connection with the exercise by Dura of its Purchase Option. The Company will not receive any proceeds from the issuance of the Shares.


                              PLAN OF DISTRIBUTION

     The Shares offered hereunder may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The Company will receive no proceeds from the sale of any of the Shares. Such sales may be made on Nasdaq or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

     At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

     In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time (which compensation may be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

     All costs associated with this offering will be paid by the Company.

     The Company and the Selling Stockholders may agree to indemnify certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, including liabilities under the Securities Act.

                                   LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California.


                                     EXPERTS

     The financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Spiros Development Corporation as of December 31, 1995 and 1996 and for the periods then ended incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K filed on October 10, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          DURA PHARMACEUTICALS, INC.

                             TABLE OF CONTENTS



                                                               PAGE


AVAILABLE INFORMATION                                             2

INFORMATION INCORPORATED BY REFERENCE                             2

THE COMPANY                                                       3

RISK FACTORS                                                      4

SELLING STOCKHOLDERS                                             10

ISSUANCE OF SHARES                                               13

PLAN OF DISTRIBUTION                                             13

LEGAL MATTERS                                                    14

EXPERTS                                                          14

                                    PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses, other than underwriting discounts and commissions, payable by Dura in connection with the registration, issuance and distribution of the securities being registered hereby. All the amounts shown are estimates, except for the registration fee.

              Registration fee                                     $13,849
              Legal fees and expenses                               12,000
              Accounting fees and expenses                           7,000
              Printing and engraving expenses                        1,500
              Miscellaneous expenses                                 2,651
                                                                   -------
                Total                                              $37,000
                                                                   -------
                                                                   -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Section 145 of the Delaware General Corporation Law permits indemnification of Dura's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation, like Dura, has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        (b) Dura's Bylaws (Article VII, Section (1)) provides that Dura shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Dura (or was serving at Dura's request as a director or officer of another corporation) shall be paid by Dura in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Dura as authorized by the relevant section of the Delaware General Corporation Law.

        (c) As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section (A) of Dura's Certificate of Incorporation provides that a director of Dura shall not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Dura or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

        (d) Dura has entered into indemnification agreements with each of its directors and executive officers, effective upon its reincorporation in July 1997.

        (e) There is directors and officers liability insurance now in effect which insures Dura's directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 Exhibits.

EXHIBIT
NUMBER
  +5.1 Opinion of Brobeck, Phleger & Harrison with respect to the Common Stock being registered.

 +23.1 Consent of Brobeck, Phleger & Harrison (contained in their opinion filed as Exhibit 5.1).

  23.2    Independent Auditors' Consent, Deloitte & Touche LLP.

  24.1    Power of Attorney (see page II-4).

 *99.1 Purchase Agreement, dated December 29, 1995, among the Company, Spiros Corp. and the purchasers of the Callable Common Stock of Spiros Corp.
____________________________
+  To be filed by amendment.
* Previously filed, and incorporated herein by reference, in the Company's Current Report on Form 8-K filed January 9, 1996, as amended.

ITEM 17. UNDERTAKINGS.

 The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                               SIGNATURES

 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, DURA PHARMACEUTICALS, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ON THE 15TH DAY OF OCTOBER, 1997.

                               DURA PHARMACEUTICALS, INC.

                               By: /s/ CAM L. GARNER
                                   -----------------
                                    CAM L. GARNER
                                    CHAIRMAN, PRESIDENT AND
                                    CHIEF EXECUTIVE OFFICER

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cam L. Garner and David S. Kabakoff, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


    Signature                                   Title                                           Date
    ---------                                   -----                                           ----

/s/ CAM L. GARNER                  Chairman, President and Chief Executive                October 15, 1997
-----------------                  Officer (Principal Executive Officer)
CAM L. GARNER

/s/ JAMES W. NEWMAN                Senior Vice President, Finance and                     October 15, 1997
-------------------                Administration, and Chief Financial Officer
JAMES W. NEWMAN                    (Principal Financial and Accounting Officer)


/s/ DAVID S. KABAKOFF              Executive Vice President and Director                  October 15, 1997
---------------------
DAVID S. KABAKOFF

/s/ WALTER F. SPATH                Senior Vice President, Sales and Marketing,            October 15, 1997
-------------------                and Director
WALTER F. SPATH

/s/ JAMES C. BLAIR                 Director                                               October 15, 1997
------------------
JAMES C. BLAIR

/s/ HERBERT C. CONRAD              Director                                               October 15, 1997
---------------------
HERBERT J. CONRAD

/s/ JOSEPH C. COOK, JR.            Director                                               October 15, 1997
-----------------------
JOSEPH C. COOK, JR.

/s/ DAVID F. HALE                  Director                                               October 15, 1997
-----------------
DAVID F. HALE

/s/ GORDON V. RAMSEIER             Director                                               October 15, 1997
----------------------
GORDON V. RAMSEIER

/s/ CHARLES G. SMITH               Director                                               October 15, 1997
--------------------
CHARLES G. SMITH

                        SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549


                                     EXHIBITS

                                         TO

                         REGISTRATION STATEMENT ON FORM S-3

                                       UNDER

                             THE SECURITIES ACT OF 1933


                             DURA PHARMACEUTICALS, INC.

                                   EXHIBIT INDEX

Exhibit
Number         Exhibit
-------        -------
 +5.1          Opinion of Brobeck, Phleger & Harrison with respect to the
               Common Stock being registered.

+23.1          Consent of Brobeck, Phleger & Harrison (included in Exhibit 5.1).

 23.2          Independent Auditors' Consent, Deloitte & Touche LLP.

 24.1          Power of Attorney (see page II-5).

*99.1 Purchase Agreement dated as of December 29, 1995, among the Company, Spiros Corp. and the purchasers of the Callable Common Stock of Spiros Corp.
____________________________
+  To be filed by amendment.
* Previously filed, and incorporated herein by reference, in the Company's Current Report on Form 8-K filed January 9, 1996, as amended.